Q4 Impact Group, LLC
8050 Freedom Ave. NW North Canton, Ohio 44720

CONSENT OF THIRD-PARTY QUALIFIED PERSON

Q4 Impact Group, LLC (“Q4”), in connection with the annual report on Form 10-K and any amendments or supplements and/or exhibits thereto (collectively, the Form 10-K), consent to:

•the filing and use of the technical report summary titled “Technical Report Summary, Colado Site, Pershing County, Nevada” (the “Colado Technical Report Summary”), with an effective date of December 31, 2021, as an exhibit to and referenced in the Form 10- K;

•the use of and references to our firm name, including our status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the Securities and Exchange Commission), in connection with the Form 10-K and any such Colado Technical Report Summary; and

•the information derived, summarized, quoted or referenced from the Colado Technical Report Summary, or portions thereof, that was prepared by us, that we supervised the preparation of and/or that was reviewed and approved by us, that is included or incorporated by reference in the Form 10-K.

Q4 is responsible for contributing to, and this consent pertains to, the following Sections of the Colado Technical Report Summary:

1.0    Executive Summary
13.0    Mining Methods
14.0    Processing and Recovery Methods
15.0    Infrastructure
21.0    Other Relevant Data and Information
22.0    Interpretations and Conclusions
23.0    Recommendations & Associated Costs
24.0    References
25.0    Reliance on Information Provided By Registrant

Q4 also consents to the incorporation by reference in Registration Statements on Form S-8 (Nos. 333-256389, 333-238198, 333-204062, 333-179480) and Form S-3ASR (No.333-258323) of
U.S. Silica Holdings, Inc. of the above items as included in the Form 10-K.

Q4 Impact Group, LLC

/s/ Robert Archibald
Robert Archibald CEO
Q4 Impact Group, LLC a Qualified Third-Party Firm Dated this February 24, 2022